                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No. )

    Filed by the Registrant / /
    Filed by a party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   AAON, INC.
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                (Name of Registrant as Specified In Its Charter)

                          Bay Harbour Management, L.C.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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CONTACT:  Peter N. Wainman
          Managing Director
          Bay Harbour Management, L.C.
          (212) 371-2211

          The MWW Group
          Public Relations - Tel. (201) 507-9500
          Carreen Winters/Rich Tauberman
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                                                           FOR IMMEDIATE RELEASE

             BAY HARBOUR MANAGEMENT AMENDS AAON PROXY INITIATIVE AND SENDS LETTER TO SHAREHOLDERS OUTLINING PROXY RATIONALE

     KEY INVESTOR CALLS FOR EMPHASIS ON SHAREHOLDER RIGHTS AND VALUE; SEEKS
            SUPPORT FOR ELECTIONS TO AAON BOARD AND TO AMEND BYLAWS;

         NEW YORK, NY -- April 30, 1999 - Bay Harbour Management, L.C., the beneficial owner of approximately 15.9% of the stock of AAON, Inc. (Nasdaq:
AAON) and a shareholder in the Company since May of 1997, announced today that it has amended its proxy materials for the Company's annual meeting in May to reflect its support for Anthony Pantaleoni, one of the Company's two nominees, along with Bay Harbour Principal Steven A. Van Dyke to the AAON Board of Directors. Previously, Bay Harbour had proposed the election of two directors to the AAON board in opposition to management. Bay Harbour has also proposed a set of amendments to the AAON bylaws to reverse limitations on shareholder rights enacted by the current Board and to prevent further encroachment of shareholder rights.

         In a letter to shareholders, Bay Harbour calls for AAON management to adapt its focus to include shareholder rights and creating shareholder value. Bay Harbour points out that while AAON management have done an adequate job in improving the Company's operations, the share price of AAON stock has been flat for the past year and actually decreased over the past five years. While failing to help raise the stock price over this period, the AAON Board has instead passed a series of bylaw amendments restricting shareholder rights without shareholder approval thereby reducing the shareholders' ability to influence Company policy.

BAY HARBOUR/AAON LETTER
TAKE 2-2-2

         "Shareholders now have an opportunity to send a message to the AAON Board about what is important to them --- increasing shareholder value and the reinstitution of basic shareholder rights," stated Steven A. Van Dyke and Douglas Teitelbaum, principals of Bay Harbour Management. "Although AAON's net income grew by 70% in 1998 over the previous year, AAON's share price actually decreased by 10% over the first two months of this year and only recovered when it became evident that Bay Harbour was seeking avenues to help increase shareholder value. We believe that the Board has been too concerned with anti-takeover provisions but has not given enough attention to finding ways of enhancing shareholder value."

         The amended proxy filing by Bay Harbour seeks only to replace a single existing AAON director, William A. Bowen, who currently oversees finance for the Company from South Carolina, far from AAON's Tulsa headquarters. Mr. Van Dyke is an expert in financial matters who has helped create value for shareholders in many previous situations. In 1996, as a director of Spreckels Industries, Inc., he was instrumental in convincing the board to retain an investment bank to pursue vehicle for enhancing shareholder value. Later that year, Spreckels was acquired under an agreement which represented a premium of more that 75% above the market price of the company's stock in January of 1996.

         "The management and the Board of Directors of AAON should be focusing on improving AAON's standing in the investment community and seeking opportunities and acquisitions to increase shareholder value," added Van Dyke. "As a member of the Board, I will work to strengthen the Company's investor relations effort and improve communication with the financial community. I will also lead the effort to identify transactions and acquisitions to enhance shareholder value. This could include acquisitions by AAON or an acquisition of AAON, but I am not in favor of entering into any strategic transaction valuing AAON at less than its intrinsic value."

         MacKenzie Partners, Inc. is acting as proxy solicitor for Bay Harbour

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BAY HARBOUR/AAON LETTER
TAKE 3-3-3


Management. For further information, contact Stanley Kay of MacKenzie at (212) 929-5500.

         Bay Harbour Management, L.C. is a U.S. based Registered Investment Adviser which specializes in event-driven, value-oriented, distressed, bankrupt and special situation investments, including post-reorganization and other "orphaned" equities. Bay Harbour currently has approximately $350 million in assets under management and is led by Steven A. Van Dyke and Douglas P. Teitelbaum. Bay Harbour has demonstrated an ability to create value at various points throughout the special situation investment horizon, from achieving substantial recoveries for debt holders of bankrupt companies to substantially enhancing shareholder value in publicly traded companies.





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